Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor  |  San Francisco, CA 94111-5998  |  tel 415.983.1000  |  fax 415.983.1200

MAILING ADDRESS: P. O. Box 2824  |  San Francisco, CA 94126-2824

June 9, 2016

Pacific Continental Corporation

111 West 7th Avenue

Eugene, OR 97401

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Pacific Continental Corporation, an Oregon corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 2,900,000 shares (the “Shares”) of common stock, no par value per share (the “Common Stock”) of the Company, to be issued in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of April 26, 2016, by and among the Company, Pacific Continental Bank, Foundation Bancorp, Inc., and Foundation Bank, as amended (the “Merger Agreement”), which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the federal law of the United States of America, as in effect on the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon the law of the State of Oregon, we have relied exclusively on the opinion of White Summers Caffee & James, LLP, dated June 9, 2016, subject to the assumptions, limitations and qualifications set forth therein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP